Exhibit 99.1
     The company has provided the following information to offerees in a pending private offering of common securities. The offering, if consummated, is expected to result in net proceeds of $145.4 million (assuming no exercise of the over-allotment option) that would be used to (i) repay outstanding indebtedness under the company’s credit facility (approximately $51.5 million as of June 30, 2006), (ii) repurchase $77.2 million of common stock from certain shareholders, and (iii) provide $16.8 million of working capital. Substantial portions of the information set forth below has been derived from the company’s prior SEC filings. There can be no assurance that the private offering will be consummated. This information does not constitute an offer to purchase common stock in the private offering, which shares have not been registered under the Securities Act of 1933 and may not be sold or resold absent registration or an exemption from the registration requirements.
INFORMATION ABOUT THE COMPANY
General
     We are a leading designer, developer, manufacturer and supplier of electrical wire and cable products in the U.S. We supply a broad line of wire and cable products, consisting of more than 31,000 stock keeping units (“SKUs”), which enables us to offer our customers a single source for many of their wire and cable product requirements. We sell our products to more than 8,500 active customers in diverse end markets, including a wide range of specialty distributors, retailers and OEMs. We believe we possess leading market shares in many of the end markets we serve largely as a result of our broad product line, brand recognition, flexible manufacturing platform and distribution capabilities, and engineering and design expertise.
     Our primary product lines include industrial power cable, electronic and communication wire and cable, low voltage cable, assembled wire and cable products and fabricated bare wire products. We sell primarily all of our product lines across each of our three business segments. These include highly engineered cable products to meet customer specific electrical and mechanical requirements ranging from high performance military cables designed for harsh environments, submersible cables designed for underwater environments, and flexible cables designed for aircraft boarding bridges, industrial boom lifts, and wind power turbines.
     Our business currently is organized into three reportable segments: electrical/wire and cable distributors; specialty distributors and OEMs; and consumer outlets. Within these segments, we sell our products into multiple channels, including electrical distribution, wire and cable distribution, OEM/government, HVAC/R, irrigation, industrial/contractor, security/home automation, recreation/transportation, copper fabrication, retail and automotive.
     We manufacture our products in seven domestic facilities and supplement our production with domestic and international sourcing. We utilize a flexible manufacturing platform whereby a number of our key products can be produced at multiple facilities. We utilize sophisticated inventory modeling capabilities to provide best in class customer service through our four primary distribution centers. As a result, we have the ability to fill diverse orders with a broad array of products within 24 hours.
     From 2003 to 2005, our revenues grew from $233.6 million in 2003 to $346.2 million in 2005, a compounded annual growth rate (“CAGR”) of 21.7%. During that same period, operating income grew from $16.6 million in 2003 to $27.8 million in 2005. For the six months ended June 30, 2006, our revenues and operating income were $205.2 million and $27.0 million, respectively, compared to $157.6 million and $10.1 million for the six months ended June 30, 2005.
     We were incorporated in Delaware in 1999 by our current principal shareholders. The majority of our operations came from Coleman Cable Systems, Inc., our predecessor company, which was formed in 1970 and which we acquired in 2000. G. Gary Yetman, our President and Chief Executive Officer, joined our predecessor in 1986, and Richard N. Burger, our Executive Vice President, Chief Financial Officer, Secretary and Treasurer, joined our predecessor in 1996. Our principal executive offices are located at 1530 Shields Drive, Waukegan, Illinois 60085, and our telephone number is (847) 672-2300.

Industry Overview
     We operate in the wire and cable manufacturing market. We sell primarily through industrial distributors, with electrical distributors being the largest segment, and related consumer markets. The U.S. electrical distribution market was $74.3 billion in 2005, a 9.6% growth over 2004, and is projected to grow 7.9% to $80.2 billion in 2006 according to Electrical Wholesaling magazine. Our target market within the U.S. electrical distribution market is primarily wire and cable products, which, based on market data contained in Electrical Wholesaling magazine, we estimate was $8.8 billion in 2005 and will be $9.5 billion in 2006, representing a growth rate of 7.9%.
     We expect that the following market trends will contribute to our growth within the electrical distribution market:
•	Industrial Market and Original Equipment Manufacturers. According to the Federal Reserve, the U.S. industrial market is currently experiencing strong growth. Industrial production was up 4.9% in July 2006 as compared to 3.0% in 2005 and capacity utilization was at 82.4% in July 2006. The industrial segment is one of the largest segments of the U.S. economy, comprised of a diverse base of manufacturing and production companies. We provide specialty wire and cable to OEMs and industrial companies for use in maintenance, repair and new capital projects. We offer specialty wire and cable that is specifically designed for a variety of industrial applications, and we are benefiting from accelerated capital spending due to economic expansion and a catch-up of deferred maintenance.

•	Nonresidential Construction. Spending in the nonresidential construction industry is experiencing considerable growth. Total spending in this segment exceeded $175 billion in 2005 and is expected to exceed $205 billion by 2007, representing a CAGR of 8.1% from 2005 to 2007, according to a forecast by McGraw-Hill Construction. This increased spending is being driven by, among other things, lower office and commercial vacancy rates and higher manufacturing utilization. Most of our sales channels support nonresidential building construction, most notably, electrical distribution, wire and cable distribution, HVAC/R, industrial/contractor and security/automation.

•	Residential and Commercial Security. According to SDM Magazine, the residential and commercial security market is estimated at $25.5 billion in 2005 and is projected to be $44.3 billion in 2011, which represents a 9.6% CAGR. The commercial security market was estimated to be 30% of the market in 2005. We provide many of the specialty wire and cables required in security systems and expect to benefit from the growth in the security market.

•	Residential and Commercial Automation. The residential automation market has grown from 6% of the total security market in 2005 to 7% of the overall security market in 2006 or $1.8 billion according to SDM Magazine. The market has experienced strong growth in the past two years. According to IDC, a global provider of market intelligence and advisory services for the information technology market, information technology spending in the commercial market is expected to grow at a 6% CAGR from 2005 to 2008. We expect to benefit from this growth as a result of our cabling solutions for the information technology market.
     The wire and cable market is a fragmented market characterized by a large number of public companies and privately owned companies throughout the U.S. The industry has been undergoing consolidation, and over the past few years some large market participants have been willing to divest businesses that are underperforming or not perceived as good growth opportunities. This current market environment has caused a ripple effect in the market, disrupting many customer relationships, which we believe will benefit us as a consistent provider of service with broad product offerings.
     Copper comprises one of the major cost components for cable and wire products. Cable and wire manufacturers are typically able to pass through the changes in the cost of copper to the customer. However, there can be timing delays for pricing implementations of varying lengths depending on the type of product, competitive conditions, particular customer arrangements and inventory management. On a cost basis, our products typically make up a small component of the end products that are used in each of our end markets. As a result, our customers are less sensitive to the fluctuation in the price of copper because our products make up such a small portion of their total purchases.

Growth Strategy
     The key elements of our growth strategy are summarized below:
     Pursue Growth Opportunities in Existing and Complementary Markets. We believe we have significant opportunities to grow our business by increasing our penetration within our existing customer base, adding new customers, expanding our already broad product offering, and pursuing additional marketing channels. We intend to leverage our leading market positions, extensive product offering and flexible, responsive manufacturing and distribution capabilities to increase our sales to both new and existing customers in our targeted end markets.
     Selectively Pursue Strategic Acquisitions. As a leading manufacturer in our core markets, we believe we are well-positioned to benefit from the consolidation of manufacturers in these markets. We believe our management has the ability to identify and integrate strategic acquisitions as evidenced by the successful integration of six businesses since 1996. We will continue to selectively consider acquisitions that improve our market position within our existing target markets, expand our product offerings or end markets, or increase our manufacturing efficiency.
     Manage Cost Structure Through Operating Efficiency and Productivity Improvements. We continue to evaluate our operating efficiency and productivity and are focused on lowering our manufacturing and distribution costs. We plan to more fully integrate our copper production, realign plant production, add and continue to improve warehouse efficiencies as part of our 2007 capital plan. We expect to spend approximately $12 to 15 million in 2007 on these cost saving initiatives, which we expect to yield significant annual cost savings beginning in 2008 and in subsequent years. We also intend to invest a portion of the offering proceeds to add internal capacity for new products and new product development. We expect to spend approximately $2 million in 2007 and $10 million in 2008 on these revenue initiatives, which we expect to yield incremental revenues beginning in 2008. We continue to implement new software to enhance our order execution capabilities throughout our supply chain. We also enhanced our international sourcing capabilities by opening an engineering and sourcing office in Shenzhen, China. We believe that these initiatives will provide significant savings and improve operating profits.
     Expand Product Lines. We are actively seeking to identify, develop and commercialize new products that use our core technology and manufacturing competencies. We utilize a collaborative process involving the product management, engineering, manufacturing, purchasing, global sourcing and sales teams during the development process. Recent new product line additions include enhanced control and automation cables, high-flex robotic cable and an expanded line of electronic commercial and security cable.
Tax Audit
     On April 24, 2006, the IRS issued a Notice of Proposed Adjustment claiming that we were not entitled to tax deductions in connection with our prepayment of certain management fees and our payment of certain factoring costs to CCI Enterprises, Inc., our wholly-owned subsidiary. As a result of its findings, the IRS recommended an increase in our taxable income for 2002 of $5,248,623, a decrease in taxable income for 2003 of $1,630,696, and an increase in taxable income for 2004 of $529,570. Due to the nature of the transactions during 2005 that effectively reversed the impact of the challenged tax deductions, even if our appeal of the IRS findings is unsuccessful, our only remaining obligation will be to indemnify our current shareholders for the interest that accrued on the increase in our taxable income for 2002, 2003 and 2004, together with their expenses (including attorneys’ fees) incurred in connection with the audit pursuant to the Tax Matters Agreement. We believe that the ultimate outcome of our appeal of the IRS findings will not result in a material adverse effect on our consolidated financial position, results of operations or cash flows.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
     We are a leading designer, developer, manufacturer and supplier of electrical wire and cable products in the U.S. We supply a broad line of wire and cable products, which enables us to offer our customers a single source of supply for many of their wire and cable product requirements. We manufacture bare copper wire, some of which we use to produce our products and some of which we sell to other producers. We sell our products to a variety of customers, including a wide range of specialty distributors, retailers and original equipment manufacturers (“OEMs”). We develop our products for sale into multiple end markets, including electrical distribution, wire and cable distribution, OEM/government, HVAC/R, irrigation, industrial/contractor, recreation/transportation, copper fabrication, retail and automotive. We manufacture our products in seven domestic manufacturing facilities and supplement our domestic production with international and domestic sourcing. Virtually all of our products are sold to customers located in the United States and Canada.

     Our net sales, to some extent, follow general business cycles. The diversity of our end markets and customer bases, however, tends to protect our financial results from downturns in any particular industry or geographic area. We also have experienced, and expect to continue to experience, certain seasonal trends in net sales and cash flow. Net sales are generally higher in the third and fourth quarters due to increased buying in anticipation of, and during, the winter months and holiday season.
     The primary component of our cost of goods sold is the cost of raw materials. Because labor costs have historically represented less than 10% of our cost of goods sold, competition from products produced in countries having lower labor rates has not affected our financial results significantly. For the six month period ended June 2006, copper costs, including fabrication, have been estimated by us, based on the average COMEX price, to be approximately 66% of our cost of goods sold. We buy copper from domestic and international suppliers, and the price we pay depends largely on the price of copper on international commodities markets.
     The price of copper is particularly volatile and can affect our net sales and profitability. The daily selling price of copper cathode on the COMEX averaged $2.83 per pound during the six months ended June 30, 2006, up 88.7% from the six months ended June 30, 2005. The average copper price on the COMEX was $3.55 per pound for August 2006. We purchase copper at the prevailing market price. We generally attempt to pass along to our customers changes in the prices of copper and other raw materials. Our ability to pass along price increases is greater when copper prices increase quickly and significantly. Gradual price increases may be more difficult to pass on to our customers and may affect our short-term profitability. Conversely, the prices of our products tend to fall more quickly in the event the price of copper drops significantly over a relatively short period of time and more slowly in the event of more gradual decreases in the price of copper. Our specialty distributors and OEMs segment offers a number of products that are particularly sensitive to fluctuations in copper prices. Other factors affecting product pricing include the type of product involved, competitive conditions, including underutilized manufacturing capacity in our industry, and particular customer arrangements.
     Our operations have been conducted as an S corporation under the Code (and comparable state laws). Accordingly, our shareholders have been responsible for federal and substantially all state income tax liabilities arising out of our operations. For all years prior to 2006, we have provided our shareholders with funds for the payment of these income taxes on their respective allocable shares of our earnings. Prior to the closing of the private offering, we will terminate our S corporation status, and we will thereafter be treated for federal and state income tax purposes as a C corporation under Subchapter C of the Code and, as a result, will become subject to state and federal income taxes. We will begin filing as a C corporation for tax purposes effective on the date of termination and will elect to close our books for tax purposes as of the close of business on the day prior to termination.
     Prior to the closing of the private offering, we intend to declare dividends to our current shareholders in amounts expected to be sufficient to cover estimated taxes associated with our 2006 S corporation taxable earnings, including dividends of approximately $8 million in the third quarter of 2006 and approximately $1 million in the fourth quarter of 2006. The financial impact of these dividends will be recorded in our financial statements in the periods in which the dividends are paid.
     Prior to the closing of the private offering, our board of directors has agreed to pay director Shmuel D. Levinson $750,000 in cash and 37,500 shares of our common stock for additional services rendered to us in connection with the exploration and development of strategic alternatives and certain other matters. The financial impact of this agreement will be recorded in our financial statements in the period in which it is paid, which will be in the third quarter of 2006.
     Our financial results will reflect the application of SFAS No. 123R to the options to be granted in connection with the private offering beginning in the period in which the options are granted, which we expect will be the third or fourth quarter of 2006, depending on when the closing of the private offering occurs. We estimated the fair value of the stock options to be granted using the Black Scholes option-pricing model with the following assumptions: (i) a risk free interest rate of 4.72%; (ii) an expected dividend yield of 0.00%; (iii) an expected option term of 7.0 years; and (iv) expected volatility of 43.0%. Based on these assumptions, the option value per common share is expected to be $10.49 and the total fair value of the options when granted will be approximately $8,654,250, which we will expense over the three-year vesting term of these options. Assuming 2% annual employee turnover, we estimate that our total expense relating to our stock incentive plan will be $8,312,369 and will be expensed as follows: $1,289,135 in the fourth quarter of 2006; $4,401,926 in the year ending December 31, 2007; $1,945,047 in the year ending December 31, 2008; and $676,261 in the year ending December 31, 2009. See “Stock Incentive Plan” on page 11.
     After the consummation of the private offering, and as early as the fourth quarter of 2006, we may terminate our existing credit facility and put a new, more favorable credit facility in place. The termination of our credit facility could result in a non-cash pre-tax charge to earnings of up to $900,000 in our financial statements for the period in which the termination occurs.
     The Internal Revenue Service (“IRS”) has audited our tax returns for the years 2002, 2003 and 2004, and proposed certain adjustments that are currently being disputed. These proposed adjustments do not directly impact us because during those years we were an S corporation and, therefore, any additional tax, interest, and penalties finally determined to be due would be owed by our shareholders. However, we will enter into an agreement with our shareholders (a “Tax Matters Agreement”) under which we will agree to indemnify those shareholders for any tax, interest, and penalties that may be finally determined to be due during the period we were an S corporation, including, but not limited to, any additional tax, interest, and penalties due as a result of the adjustments proposed by the IRS for the years 2002, 2003, and 2004, together with their reasonable professional fees and expenses incurred. We estimate that our maximum payments relating to the IRS examination under the Tax Matters Agreement will be $500,000, but we cannot guarantee that the actual payments relating to this matter will not exceed this amount.
     From time to time, we consider acquisition opportunities that could materially increase the size of our business operations.
Business Segment Information
     We have three business segments: (i) electrical/wire and cable distributors; (ii) specialty distributors and OEMs; and (iii) consumer outlets. These segment classifications are based on an aggregation of customer groupings and distribution channels because this is how we manage and evaluate our business. We sell virtually all of our products across each of our three segments, except that we sell our fabricated bare wire products only in our specialty distributors and OEMs segment. For the six months ended June 30, 2006, the electrical/wire and cable distributors segment, the specialty distributors and OEMs segment, and the consumer outlets segment represented approximately 34.6%, 69.3% and 10.8% of our net sales on a consolidated basis, respectively. Our consumer outlets segment, which is our smallest in terms of net sales, accounts for an even smaller percentage of our profitability because of increased competition from foreign suppliers and the delays we may encounter in passing along copper price increases to large retailers. To remain competitive, we are purchasing more labor-intensive products from foreign sources for this segment.
Consolidated Results of Operations for the Six Months Ended June 30, 2005 and for the Six Months Ended June 30, 2006
     Net sales—Net sales for the six months ended June 30, 2006 were $205.2 million compared to $157.6 million for the six months ended June 30, 2005, an increase of $47.6 million or 30.2%. This increase in net sales was due primarily to price increases driven by the significant increase in raw material costs, particularly copper. There was a 1.2% decline in volume in the six months ended June 30, 2006 compared to the prior period due to decreased demand from existing customers, somewhat offset by the addition of new customers. We expect that this trend will affect our year end results as well. Volume changes between comparative periods are measured in total pounds shipped. Also contributing to the volume decline was a shift in product mix in our consumer outlets segment from low value-added products, such as extension cords, to high value-added products, such as thermostat and coaxial cables, and a change in manufacturing process affecting our automotive products. Otherwise, our product mix in units for these periods was relatively consistent.

     Gross profit margin—Gross profit margin for the six months ended June 30, 2006 was 20.1% compared to 13.8% for the six months ended June 30, 2005. The increase in the gross profit margin was due principally to the ability to secure pricing increases that more than offset the significant increase in the cost of raw materials, primarily copper, reduced costs due to manufacturing efficiency improvements made during the prior year, reduced distribution expense due to the implementation of new processes, and the ability to spread fixed costs over a significantly higher revenue base.
     Selling, engineering, general and administrative (“SEG&A”)—SEG&A expense for the six months ended June 30, 2006 was $13.9 million compared to $11.7 million for the six months ended June 30, 2005. The increase between the two periods resulted primarily from increased sales commissions due to a higher revenue base, an increase in the accrual of management bonuses due to improved profitability and increased depreciation expense.
     Restructuring charges—Restructuring charges for the six months ended June 30, 2006 were $0.3 million. These expenses were the result of the planned closure of our Miami Lakes facility. Restructuring charges included $0.1 million of employee severance costs and $0.2 million of other closing costs.
     Interest expense, net—Interest expense, net, for the six months ended June 30, 2006 was $8.3 million compared to $7.5 million for the six months ended June 30, 2005. The increase in interest expense, net, was due primarily to higher average borrowings under our credit facility resulting primarily from higher inventory costs.
     Other income, net—Other income for the six months ended June 30, 2005 was $1.3 million due to the settlement of our obligation with Copperweld that occurred in the second quarter of 2005.
     Income tax expense—Income tax expense was $0.8 million for the six months ended June 30, 2006 compared to $1.2 million for the six months ended June 30, 2005. We incur income tax expense as a result of the taxable income generated by our wholly owned C corporation subsidiary. Income tax expense decreased primarily because of a decrease in the taxable income of the subsidiary, which was a result of removing factoring service revenues from our shared services income and the elimination of the intercompany factoring of the accounts receivable.
Liquidity and Capital Resources
Debt
     As of June 30, 2006, we had the following long-term debt (including capital lease obligations) outstanding:

As of
June 30, 2006
(In thousands)
Credit facility	$51,450
Senior notes	120,000
Capital lease obligations	1,311
Other long-term debt	1,553

Total long-term debt	$174,314

Senior Secured Credit Facility
     Our credit facility dated as of September 28, 2004, with Wachovia Bank, National Association (“agent”) matures September 28, 2009, and is an asset-based credit loan whereby we may receive from time to time an aggregate amount of advances not to exceed the lesser of (i) $75 million or (ii) the sum of 85% of eligible accounts receivable and 55% of eligible inventory, with a sublimit for letters of credit of up to $5 million. Interest is payable at the agent’s prime rate plus a range of 0.25% to 1.25% (based on our Leverage Ratio, as defined in the credit facility, at the end of any fiscal quarter), or, at our option, the eurodollar rate plus a range of 1.75% to 2.75% (based on our Leverage Ratio) at the end of any fiscal quarter). The credit facility accrued interest at an average rate of 7.05%, and our average borrowed amount was $46.4 million, for the six-month period ended June 30, 2006.
     Our credit facility is secured by substantially all of our assets, including accounts receivable, inventory and any other tangible and intangible assets (including real estate, machinery and equipment and intellectual property), as well as by a pledge of all of the capital stock of each of our domestic subsidiaries and 65% of the capital stock of our foreign subsidiaries, if any.
     The credit facility contains financial covenants, including, but not limited to, a fixed charge coverage ratio and a leverage ratio. In addition, the credit facility contains affirmative and negative covenants relating to limitations on dividends and other restricted payments, indebtedness, liens, investments, guarantees, mergers and acquisitions, sales of assets, affiliate transactions, maintaining excess cash, issuing capital stock, sale and lease back transactions and leases. The restricted payment covenant, among other things, limits our ability to pay dividends on our common stock. Under the credit facility, Permitted Periodic Dividend payments are allowed only if (i) no event of default or unmatured event of default has occurred or is continuing under the credit facility or would result from the payment of the Permitted Periodic Dividend, and (ii) we could borrow at least $10 million under the credit facility after giving effect to the Permitted Periodic Dividend. The credit facility defines “Permitted Periodic Dividend” as the payment by us to holders of our common stock of an aggregate amount of up to the sum of (a) 50% of our consolidated net income (as defined in the credit facility) for the fiscal year prior to the fiscal year in which such payment is made (the “Applicable Income Year”) less (b) the aggregate amount of tax distributions payable to our shareholders for the Applicable Income Year. The financial covenants in the credit facility:
•	require us to maintain a Leverage Ratio that does not exceed 6.5 to 1.0 as of the last day of each fiscal quarter; and

•	require us to maintain a Fixed Charge Coverage Ratio (as defined in the credit facility) of not less than 1.1 to 1.0 as of the last day of each fiscal quarter.
     As of June 30, 2006, our Leverage Ratio was 3.5 to 1.0 and our Fixed Charge Coverage Ratio was 2.0 to 1.0. Our capital expenditures in the six months ended June 30, 2006 were $1.6 million. On November 2, 2005, we entered into an amendment to the credit facility with the agent and the lenders that removed the limitation on maximum capital expenditures described in the original credit facility. Because capital expenditures are effectively limited by the Fixed Charge Coverage Ratio, we do not expect to make consolidated capital expenditures in an amount that would cause a default under the Fixed Charge Coverage Ratio covenant. As of June 30, 2006, we were in compliance with all of the covenants contained in the credit facility.
     As of June 30, 2006, we had outstanding borrowings of $51.5 million under our credit facility, and we had $23.6 million of additional borrowing capacity under the borrowing base. Our ability to incur additional indebtedness is limited by the covenants contained in the credit facility. Under the credit facility, we may not incur any liability or indebtedness other than permitted indebtedness, which is defined as:
•	indebtedness with respect to revolving loans, letters of credit or other obligations under the credit facility;

•	trade payables incurred in the ordinary course of business;

•	purchase money indebtedness incurred to purchase fixed assets, provided that the total of permitted purchase money indebtedness may not exceed $1.0 million at any time, the purchase money indebtedness when incurred does not exceed the purchase price of the assets financed and no purchase money indebtedness may be refinanced for a principal amount in excess of the principal amount then outstanding;

•	indebtedness under specified types of hedging agreements entered into to manage interest rate, exchange rate or commodity risks;

•	existing indebtedness specifically identified in schedules to the credit facility and certain refinancings thereof; and

•	indebtedness under the senior notes.

     In addition, the credit facility prohibits us from entering into operating leases pursuant to which the aggregate payments thereunder would exceed $5.0 million per year.
     We are also prohibited by the credit facility from:
•	changing or amending any document relating to the subordination, terms of payment or required prepayments of our senior notes;

•	making any covenant or event of default in the indenture relating to our senior notes more restrictive; and

•	making any prepayment on our senior notes, except for scheduled payments required pursuant to the terms of the senior notes or the indenture.
     On August 14, 2006, we executed an amendment to the credit agreement that will become effective upon the consummation of the private offering; among other things, this amendment will:
•	modify a “change of control” provision in our credit facility so that, in contrast to the prior version of the provision under which a default would have occurred if either G. Gary Yetman or Richard N. Burger ceased to hold their executive positions and suitable replacements were not found within 180 days, a “change of control” will now occur under the credit facility only if either (i) we fail to own 100% of the outstanding capital stock of the other borrowers and guarantors under the credit facility or (ii) during the twenty-four months following the date of such amendment of the credit facility, certain members of our board of directors cease to constitute a majority of the members of our board of directors;
•	permit us to issue common stock;

•	permit us to amend our certificate of incorporation;

•	permit us to repurchase shares of our common stock; and

•	eliminate a restriction on our ability to maintain excess cash.
     After the consummation of the private offering, and as early as the fourth quarter of 2006, we may terminate our existing credit facility and put a new, more favorable credit facility in place. The termination of our credit facility could result in a non-cash, pre-tax charge to earnings of up to $900,000 in our financial statements for the period in which the termination occurs.
Current and Future Liquidity
     In general, we require cash for working capital, capital expenditures, debt repayment and interest. Our working capital requirements increase when we experience strong incremental demand for products or significant copper price increases.
     Our management assesses the future cash needs of our business by considering a number of factors, including:
•	our historical earnings and cash flow performance;

•	management’s assessment of our future working capital needs;

•	our current and projected debt service expenses;

•	management’s planned capital expenditures; and

•	our ability to borrow additional funds under the terms of our credit facility and our senior notes.

     Based on the foregoing, we believe that cash flow from operations and borrowings under our credit facility will be sufficient to fund our operations, debt service and capital expenditures for the foreseeable future.
     If we experience a deficiency in earnings with respect to our fixed charges in the future, we would need to fund the fixed charges through a combination of cash flows from operations and borrowings under our credit facility. If cash flow generated from our operations, together with borrowings under our credit facility, is not sufficient to fund our operations, debt service and capital expenditures and we need to seek additional sources of capital, the limitations contained in the credit facility and the indenture relating to our senior notes on our ability to incur debt could prevent us from securing additional capital through the issuance of debt. In that case, we would need to secure additional capital through other means, such as the issuance of equity, which, until the most recent amendment to the credit agreement becomes effective upon the consummation of the private offering, would have required a waiver under our credit facility. In addition, we may not be able to obtain additional debt or equity financing on terms acceptable to us, or at all. If we were not able to secure additional capital, we could be required to delay development of products or forego acquisition opportunities. It is also possible that we would no longer have the capital necessary to operate our business as a going concern, in which case we would likely be unable to generate income with which to repay our indebtedness, including our senior notes.
     Net cash provided by operating activities for the six months ended June 30, 2006 was $5.7 million compared to net cash used by operating activities of $6.2 million for the six months ended June 30, 2005. The primary factors contributing to the increase in cash provided by operating activities for the six months ended June 30, 2006 compared to 2005 were: (i) a $15.2 million increase in net income; (ii) a $1.0 million increase in cash provided by accounts payable, due mainly to the increase in inventory payables relating to increased commodity prices and the timing of payment; and (iii) a decrease of $0.3 million in cash used by prepaid expenses and other assets. These factors were partially offset by increases in the use of cash by: (i) inventories of $2.0 million due to rapid increases in raw material costs; (ii) accounts receivable of $4.4 million due to increase in sales and the difference in the timing of collections; and (iii) a $0.1 million increase in cash used by accrued liabilities.
     Net cash used in investing activities for the six months ended June 30, 2006 was $1.4 million due to $1.6 million of capital expenditures, slightly offset by $0.2 million of proceeds from the sale of fixed assets and an investment.
     Net cash used by financing activities for the six months ended June 30, 2006 was $4.3 million, reflecting net revolver borrowings of $5.5 million, the payment of long-term debt of $0.4 million, and $9.3 million of dividends to shareholders. The dividends paid consisted of $4.6 million of tax distributions and $4.7 million of discretionary dividends. $3.6 million of the tax distributions paid in the three months ended June 30, 2006 covered both the first and second quarter 2006 distributions.
     During the third quarter ended September 30, 2005, we experienced a theft of inventory as a result of break-ins at our manufacturing facility located in Miami Lakes, Florida. We believe we will recover the amount of the loss, net of deductibles, under our insurance policy. As a result of the loss, we reduced the value of inventory by $1.3 million and recorded an insurance receivable, which is included in prepaid expenses and other current assets in the condensed consolidated balance sheet. In order to deter future thefts, we completed a third-party analysis of our security processes at all of our facilities and warehouses and made any necessary adjustments to deter future thefts; however, we cannot assure you that future incidents of theft will not occur.
     On April 14, 2006, our board of directors approved a plan to close our leased assembled manufacturing and distribution facility located in Miami Lakes, Florida based on an evaluation of this facility in the long-term operation of our business. Our board determined that the efficient utilization of our manufacturing assets would be enhanced by partial relocation of production to our plant in Waukegan, Illinois supplemented by additional international sourcing. These activities are expected to conclude in the third quarter of 2006.

     We have spent $0.3 million to close the Miami Lakes facility. The charges consist of $0.3 million of employee severance, lease termination and other closing costs. We estimate spending an additional $1.1 million consisting of $0.6 million of lease termination costs and $0.5 million of other costs relating to the closure.
Seasonality
     We have experienced, and expect to continue to experience, certain seasonal trends in net sales and cash flow. Larger amounts of cash are generally required during the second and third quarters of the year to build inventories in anticipation of higher demand during the late fall and early winter months. In general, receivables related to higher sales activities during the late fall and early winter months are collected during the late fourth and early first quarter of the year.
Director Compensation
     For serving as directors, upon consummation of the private offering, G. Gary Yetman, Shmuel D. Levinson and James G. London will each receive an annual retainer of $35,000 and they will receive an additional $1,500 for every board and committee meeting they attend. The director serving as chairman of the audit committee will receive an annual fee of $5,000.
     David Bistricer and Nachum Stein will each receive $75,000 as compensation for their service as co-chairmen of the board of directors, but will not receive additional payment for attendance at meetings. Messrs. Bistricer and Stein also each have a consulting agreement with us, as described in “Director Arrangements” on page 13.
     All the directors will be reimbursed for their out-of-pocket expenses incurred in connection with the performance of board duties.
Employment Agreements
     Prior to the closing of the private offering, we intend to amend the employment agreements of Messrs. Yetman, Burger and Johnston to provide for an annual CPI-adjusted salary starting at $550,000, $375,000 and $300,000 respectively, plus a bonus of up to 100% of base salary for each year as determined by our board of directors based on attainment of performance goals conveyed to the employee. The cash performance bonus may be increased in any year in the discretion of the board of directors or an appropriate board committee. Mr. Yetman will also receive term life insurance in an amount not less than $1,000,000, health and country club memberships and the right to one director seat on the board of directors of the company and each of its affiliates. Each of Messrs. Yetman, Burger and Johnston will also receive supplemental disability insurance in an amount equal to the amount they were receiving under their previous employment agreements.
     The term of each employment agreement shall be for a rolling three year period such that upon each day of service, each agreement will automatically renew for one additional day, unless terminated by either party.
     We may terminate the employment agreements for “Cause,” which is defined as: (i) gross neglect or willful failure to perform duties in all material respects after written demand and 30-days notice from the board of directors; (ii) a willful and material breach of the agreement by the employee which is not cured within 30 days of notice of said breach; (iii) fraud or embezzlement; or (iv) the employee’s conviction or entry of a plea of nolo contendere for a crime involving moral turpitude or any other crime materially impairing or materially hindering the employee’s ability to perform his employment duties. The employees may terminate their employment agreements for “Good Reason,” which is defined as: (a) a reduction in salary or potential for bonus compensation; (b) a significant reduction in responsibilities or duties; (c) a 35 mile relocation of the office where the employee works; (d) a change in control; or (e) other willful failure or willful breach by the company of any material obligations of the agreement if not cured within 30 days of written notice by the employee to the board of directors. Each of the employees must give three months notice to terminate his employment agreement without Good Reason. If we terminate an employee without Cause or if an employee terminates his employment with Good Reason, the employee shall be entitled to receive, in a lump sum, a payment equal to three times his salary and bonus. His benefits shall continue for 36 months, and any outstanding stock options or restricted stock shall be immediately vested and any life insurance policies maintained by us on the life of the employee shall be converted into fully paid term policies assigned to the employee. The employee (or his estate) shall be entitled to receive one year’s salary, bonus and benefits in the event of termination because of death or disability.

     The employment agreements will also contain non-compete provisions that will last for one year; the non-compete clause is not applicable if the company terminates the employee without Cause or the employee terminates his employment for Good Reason or the company fails to make any payment or perform any obligation owed to him under the agreement. In addition, the employment agreements will contain a confidentiality clause which is effective for no longer than three and one half years after an employee’s termination.
Stock Incentive Plan
     Effective upon the consummation of the private offering, we will put into place a stock incentive plan that will provide for the granting of options to purchase 1,650,000 shares of our common stock. Options to purchase 825,000 shares are expected to be awarded upon the closing of the offering to G. Gary Yetman (230,000 shares); Richard N. Burger (115,000 shares); Jeffrey D. Johnston (60,000 shares) and other employees of the company (420,000 shares). We have not determined when or to whom the remaining options will be issued. One third of the 825,000 options issued to the employees upon closing of the private offering will vest at the end of each of the first three anniversaries of the date of grant. The options will expire ten years after the date of grant and will be exercisable at a price per share equal to the fair market value on the date of grant. We estimated the fair value of the stock options to be granted using the Black Scholes option-pricing model. According to our estimate, the fair value of the options when granted is expected to be approximately $10.49 per underlying common share, which we will expense over the three-year vesting term of these options.
Principal Shareholders
     The following table shows the beneficial ownership of our common stock by our executive officers, directors and other 5% shareholders, as of September 11, 2006. The share and per share financial data presented below has been adjusted to give effect to a 312.6079-for-1 stock split that we expect to execute in the third quarter of 2006. Except as otherwise noted, the shareholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them. Unless otherwise indicated, the address of each executive officer and director is c/o Coleman Cable, Inc., 1530 Shields Drive, Waukegan, Illinois 60085.

	Before the private offering		After the private offering*
Name	Number of Shares	Percent	Number of Shares	Percent

Directors and Executive Officers:
David Bistricer (1)(2)(3)	2,820,036	22.1%	1,782,536	10.8%
Richard N. Burger	505,800	4.0	505,800	3.1
Jeffrey D. Johnston	311,357	2.4	311,357	1.9
Shmuel D. Levinson(4)	0	—	0	—
James G. London	0	—	0	—
Nachum Stein (5)(7)	5,640,071	44.2	3,565,071	21.6
G. Gary Yetman	652,100	5.1	652,100	4.0
All Directors and Executive Officers as a Group	9,929,364	77.8	6,816,864	41.4

5% Shareholders:
Moric Bistricer (2)(6)(8)	2,820,036	22.1	1,782,536	10.8
Alexander Hasenfeld (5)(9)	1,404,391	11.0	887,711	5.4
Ephraim Hasenfeld (5)(10)	1,210,574	9.5	765,200	4.6
Hertz Hasenfeld (5)(11)	1,210,574	9.5	765,200	4.6
The DB 2006 Trust(12)(16)	2,820,036	22.1	1,782,536	10.8
The N & F Trust 766(13)(16)	646,082	5.1	408,387	2.5
The MB 2006 Trust(14)(16)	2,820,036	22.1	1,782,536	10.8
The A & Z Hasenfeld Trust(15)(16)	702,195	5.5	443,855	2.7

*	Assumes no exercise of over-allotment option.
(1)	Mr. David Bistricer’s address is: 4611 12th Avenue, Brooklyn, New York 11219.

(2)	Mr. David Bistricer and Mr. Moric Bistricer each may be deemed to beneficially own 2,820,036 shares. Mr. David Bistricer is the son of Mr. Moric Bistricer and they do not share a household. Accordingly, Mr. David Bistricer is not deemed to be the beneficial owner of Mr. Moric Bistricer’s shares.

(3)	Includes 2,820,036 shares held by The DB 2006 Trust, for the benefit of family members, as to which Mr. David Bistricer disclaims beneficial ownership.

(4)	Excludes 37,500 shares that will be issued to Mr. Levinson for his additional services.

(5)	The 3,825,539 shares beneficially owned by Messrs. A. Hasenfeld, E. Hasenfeld and H. Hasenfeld, each a brother-in-law of Nachum Stein, are subject to a voting trust agreement pursuant to which Mr. Stein has the right to vote, but not the right to dispose of, these shares. In addition, Mr. Stein has informal agreements to vote 176,624 shares, as well as the right to vote 345,744 shares pursuant to agreements with certain family members who hold the shares through a nominee. Although the beneficial ownership of these shares is attributable to Mr. Stein, and for the purposes of this table such shares are included in the number of shares beneficially owned by him, Mr. Stein disclaims beneficial ownership of these shares. Mr. Stein’s address is: Nachum Stein, c/o American European Group, 444 Madison Avenue, Suite 501, New York, New York 10022. The address for Messrs. A. Hasenfeld, E. Hasenfeld and H. Hasenfeld is: c/o Nachum Stein, American European Group, 444 Madison Avenue, Suite 501, New York, New York 10022.

(6)	Mr. Moric Bistricer’s address is: c/o David Bistricer, 4611 12th Avenue, Brooklyn, New York 11219.

(7)	Includes 646,082 shares held by The N & F Trust 766, for the benefit of family members, as to which Mr. Stein disclaims beneficial ownership.

(8)	Includes 2,820,036 shares held by The MB 2006 Trust, for the benefit of family members, as to which Mr. Bistricer disclaims beneficial ownership.

(9)	Includes 702,195 shares held by The A & Z Hasenfeld Trust, for the benefit of family members, as to which Mr. A. Hasenfeld disclaims beneficial ownership.

(10)	Includes 399,489 shares held by The Ephraim Hasenfeld Trust, for the benefit of family members, as to which Mr. E. Hasenfeld disclaims beneficial ownership.

(11)	Includes 399,489 shares held by The Hertz & Libby Hasenfeld Trust, for the benefit of family members, as to which Mr. H. Hasenfeld disclaims beneficial ownership.

(12)	Ester Bistricer, wife of David Bistricer, Michael Friedman and Lester E. Lipschutz are the trustees of The DB 2006 Trust, and a majority of the trustees, acting together, have the powers to vote and to dispose or direct the vote and disposition of the reported shares. The address of The DB 2006 Trust is c/o David Bistricer, 4611 12th Avenue, Brooklyn, New York 11219.

(13)	Feige Stein, wife of Nachum Stein, and Norman Dick are the trustees of The N & F Trust 766, and both of the trustees, acting together, have the powers to vote and to dispose or direct the vote and disposition of the reported shares. The address of The N & F Trust 766 is c/o Feige Stein, 1675 52nd Street, Brooklyn, New York 11204.

(14)	Elsa Bistricer, wife of Moric Bistricer, Michael Friedman and Lester E. Lipschutz are the trustees of the MB 2006 Trust, and a majority of the trustees, acting together, have the powers to vote and to dispose or direct the vote and disposition of the reported shares. The address of The MB 2006 Trust is c4/o David Bistricer, 4611 12th Avenue, Brooklyn, New York 11219.

(15)	Zissy Hasenfeld and Norman Dick are the trustees of The A & Z Hasenfeld Trust, and both of the trustees, acting together, have the powers to vote and to dispose or direct the vote and disposition of the reported shares. The address of The A & Z Hasenfeld Trust is c/o Zissy Hasenfeld, 1655 48th Street, Brooklyn, New York 11204.

(16)	The DB 2006 Trust, The N & F Trust 766, The MB 2006 Trust and The A & Z Hasenfeld Trust purchased their shares on September 11, 2006 at a price to be determined by an independent valuation expert, which is expected to be in the range of $15.00 to $17.00 per share

Director Arrangements
     David Bistricer and Nachum Stein each have a consulting agreement with us in which they agree, in addition to their service as directors of the company, to provide advice and counsel on business planning and strategy, including advice on potential acquisitions. These services include monitoring mergers and acquisition activity, identifying potential acquisition targets, advising on the structure of potential transactions and providing negotiating assistance. They will provide reports to our board of directors regarding these activities. Pursuant to these agreements, and for their service as directors, we paid each of Messrs. Bistricer and Stein an annual fee of $37,500 in 2003 and $37,500 for the first nine months of 2004. Effective October 1, 2004, we entered into new consulting agreements with Messrs. Bistricer and Stein, paying each of them $62,500 for the remainder of 2004, $250,000 in 2005 and $125,000 for the first six months of 2006. For the year beginning July 1, 2006, Messrs. Bistricer and Stein will receive $175,000 for their service as consultants. Renewals of these consulting agreements will be subject to the approval of the independent directors.
     Their consulting agreements provide for one year terms, to be automatically renewed from year to year subject to termination by either party upon 30-days written notice. The agreements may also be terminated for “Cause,” which is defined in the agreements as “any act of dishonesty, any gross carelessness or misconduct, or any unjustifiable neglect or failure to perform your duties under this agreement, which neglect or failure is not corrected within thirty (30) days after written notice.” The agreements further provide that they shall automatically terminate, without notice, upon the death or permanent disability of the consultant.
     Prior to the closing of the private offering, our board of directors has agreed to pay director Shmuel D. Levinson $750,000 in cash and 37,500 shares of our common stock for additional services rendered to us in connection with the exploration and development of strategic alternatives and certain other matters. The financial impact of this payment will be recorded in our financial statements in the period in which it is paid, which will be in the third quarter of 2006.
Shareholders Agreement
     All of our existing shareholders are expected to become parties to a shareholders agreement, referred to herein as the “shareholders agreement.”
Right of First Refusal
     In the event that any existing shareholder desires to sell shares of our common stock to a third party, the other existing shareholders have the right to offer to purchase such shares on the same terms prior to any such sale. If the other existing shareholders do not elect to purchase such shares (or elect to purchase less than all of the shares to be transferred), then the existing shareholder may sell the shares to a third party on the same terms.
Registration Rights
     Under the shareholders agreement, we have granted our existing shareholders incidental, or “piggyback,” registration rights with respect to their shares of our common stock whenever we propose to register any shares of our common stock (whether for our own account or for any other shareholder) with the SEC under the Securities Act, excluding the registration of shares for employee benefit plans, acquisitions or similar events. As a result, the shares held by our existing investors may, if they elect, be included in the resale shelf registration statement we have agreed to file in connection with this offering. We have agreed that for the later of the period of 180 days after the date of the final offering memorandum and from the date the resale registration statement is declared effective until 60 days thereafter in the case of the company and 180 days thereafter in the case of the existing shareholders, we and our executive officers, directors and existing shareholders will agree not to dispose of our shares except in certain circumstances (for instance, if the over-allotment option is not exercised in full, then the period of time for executive officer shareholders will be reduced to 90 days with respect to any of their shares eligible for but not repurchased pursuant to the over-allotment option).

     In addition, our existing shareholders will have the right to have their shares included in a registration statement for an underwritten offering. If the underwriters advise us that the sale of all of the shares to be sold by us and the selling shareholders will adversely affect the offering, then the shares will be included in the following priority:
•	first, all shares to be sold by us;

•	second, and solely in the case of our initial public offering, all shares to be sold by shareholders entitled to registration rights under the registration rights agreement for new shareholders purchasing in the private offering that we will enter into in connection with the private offering;

•	third, all shares to be sold by G. Gary Yetman, Richard N. Burger and Jeffrey D. Johnston and their respective affiliates; and

•	fourth, our other existing shareholders.
     We have agreed to pay all of the expenses of the registration, including the fees and expenses of one law firm to represent the existing shareholders but excluding any underwriting discounts or commissions, and to indemnify each of the existing shareholders for any liabilities they may incur in connection with any registration effected under the shareholders agreement unless such liabilities result from information provided to us in writing by such shareholder for use in connection with the registration.
Amendment
     Subject to certain exceptions, the shareholders agreement may be amended only with the written consent of the holders of two-thirds of the shares subject to the shareholders agreement.
Termination
     Upon the consummation of the private offering, the shareholders agreement shall remain in full force and effect in accordance with its terms until the seventh anniversary of the offering, although it may be terminated earlier with the written consent of the holders of two-thirds of the shares subject to the shareholders agreement.
Tax Matters Agreement
     Prior to the closing of the private offering, we intend to enter into a Tax Matters Agreement with our existing shareholders that provides for, among other things, the indemnification of these shareholders for any increase in their tax liability, including interest and penalties, and reimbursement of their expenses (including attorneys’ fees) related to the period prior to our conversion to a Subchapter C corporation, including as a result of the IRS examination detailed above. We estimate that any indemnification payments relating to the IRS examination will not exceed $500,000, but we cannot guarantee that the actual payments related to this matter will not exceed this amount, and we do not believe that these indemnification payments will result in a material adverse effect on our financial position, results of operations or cash flows.
Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws
     Upon completion of the private offering, our certificate of incorporation, bylaws and the Delaware General Corporation Law will contain certain provisions that could discourage potential takeover attempts and make it more difficult for our shareholders to change management or receive a premium for their shares. The following provisions would become effective upon completion of the offering.
Delaware Anti-Takeover Statute
     We have elected not to be subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, this section prevents certain Delaware companies under certain circumstances from engaging in a “business combination” with (i) a shareholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested shareholder”), (ii) an affiliate of an interested shareholder, or (iii) associate of an interested shareholder, for three years following the date that the shareholder became an “interested shareholder.” A “business combination” includes a merger or sale of 10% or more of our assets.

Charter and Bylaw Provisions
     Classified Board. Our certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of our board of directors. Our certificate of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.
     Authorized but Unissued Shares. The authorized but unissued shares of our common stock and preferred stock are available for future issues without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy context, tender offer, merger or otherwise. Undesignated preferred stock may also be used in connection with a shareholder rights plan, although we have no present intention to adopt such a plan.
     Filling Board of Directors Vacancies; Removal. Our certificate of incorporation provides that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of the directors then in office, though less than a quorum, or by the sole remaining director. Each director will hold office until his or her successor is elected and qualified, or until the director’s earlier death, resignation, retirement or removal from office. Any director may resign at any time upon written notice to our board of directors or to our president. Directors may be removed only for cause upon the affirmative vote of the holders of seventy-five percent of the voting power of the outstanding shares of capital stock voting together as a single class.
     No Cumulative Voting. The Delaware General Corporation Law provides that shareholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Under cumulative voting, a majority shareholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Our certificate of incorporation does not provide for cumulative voting.
     Election of Directors. Our bylaws require the affirmative vote of a plurality of the outstanding shares of our capital stock entitled to vote generally in the election of directors cast at a meeting of our shareholders called for such purpose.
     Advance Notice Requirement for Shareholder Proposals and Director Nominations. Our bylaws provide that shareholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. With respect to the nomination of directors, to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices (i) with respect to an election of directors to be held at the annual meeting of shareholders, not later than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of the shareholders and (ii) with respect to an election of directors to be held at a special meeting of shareholders, not later than the close of business on the 10th day following the day on which such notice of the date of the special meeting was first mailed to our shareholders or public disclosure of the date of the special meeting was first made, whichever first occurs. With respect to other business to be brought before a meeting of shareholders, to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of the shareholders. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

     Amendments to Our Bylaws. Our certificate of incorporation permits our board of directors to repeal, alter, amend or rescind our bylaws. Our bylaws also provide that our bylaws can be repealed, altered, amended or rescinded in whole or in part, and new bylaws may be adopted, by the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote at any annual or special meeting of the shareholders, if notice is contained in the notice of such meeting. This provision may have the effect of making it difficult for a third party to acquire us.
     No Shareholder Action by Written Consent; Special Meeting. Our certificate of incorporation precludes shareholders from initiating or effecting any action by written consent and thereby taking actions opposed by our board of directors. Our certificate of incorporation also provides that special meeting of shareholders may be called only by our board of directors.
Risk Factors
Fluctuations in the price of copper and other raw materials, as well as fuel and energy, and increases in freight costs could increase our cost of goods sold and affect our profitability.
     The prices of copper and our other significant raw materials, as well as fuel and energy costs, are subject to considerable volatility; this volatility has affected our profitability and we expect that it will continue to do so in the future. For example, from 2003 to 2005, the average selling price of copper cathode on the COMEX increased from $0.81 per pound in 2003 to $1.68 per pound in 2005, an average annual increase of 53.7%. During that same period, our revenues and operating income grew from $233.6 million and $16.6 million, respectively, in 2003 to $346.2 million and $27.8 million, respectively, in 2005. These increases in our revenues and operating income were due, in part, to our ability to pass increased copper prices on to our customers. Our agreements with our suppliers generally require us to pay market price for raw materials at the time of purchase. As a result, volatility in these prices, particularly copper prices, can result in significant fluctuations in our cost of goods sold. If the cost of raw materials increases and we are unable to increase the prices of our products, or offset those cost increases with cost savings in other parts of our business, our profitability would be reduced. However, we generally do not engage in activities to hedge the price of our raw materials. As a result, increases in the price of copper and other raw materials may affect our profitability if we cannot effectively pass these price increases on to our customers.
     In addition, we pay the freight costs on certain customer orders. In the event that freight costs increase substantially, due to fuel surcharges or otherwise, our profitability would decline.
Our net sales, net income and growth depend largely on the economic strength of the markets that we serve, and if these markets become weaker, we could suffer decreased sales and net income.
     Many of our customers use our products as components in their own products or in projects undertaken for their customers. Our ability to sell our products is largely dependent on general economic conditions, including how much our customers and end-users spend on information technology, new construction and building, maintaining or reconfiguring their communications network, industrial manufacturing assets and power transmission and distribution infrastructures. A general weakening in any or all of these economic conditions could adversely affect both: (i) the aggregate results of our reportable business segments—electrical/wire and cable distributors, specialty distributors and OEMs, and consumer outlets; and (ii) our sales into the multiple channels within these business segments, including electrical distribution, wire and cable distribution, OEM/government, heating, ventilation, air recreation/transportation, copper fabrication, retail and automotive. In the early 2000s, many companies significantly reduced their capital equipment and information technology budgets, and construction activity that necessitates the building or modification of communication networks and power transmission and distribution infrastructures slowed considerably as a result of a weakening of the U.S. and foreign economies. As a result, our net sales and financial results declined significantly in those years.

We are dependent upon a number of key customers. If they were to cease purchasing our products, our net sales and profitability would likely decline.
     We are dependent upon a number of key customers, although none of our customers accounted for more than 5.0% of our net sales for the year ended December 31, 2005. Our customers can cease buying our products at any time and can also sell products that compete with our products. The loss of one or more key customers, or a significant decrease in the volume of products they purchase from us, could result in a drop in our net sales and a decline in our profitability. In addition, a disruption or a downturn in the business of one or more key customers could reduce our sales and could reduce our liquidity if we were unable to collect amounts they owe us.
We have significant indebtedness outstanding and may incur additional indebtedness that could negatively affect our business.
     We have a significant amount of indebtedness. On June 30, 2006, we had approximately $174.3 million of indebtedness, comprised of $51.5 million under our senior secured credit facility dated as of September 24, 2004, with Wachovia Bank, National Association (“credit facility”), $120.0 million under our 9 7/8% Senior Notes due 2012 (“senior notes”) and $2.9 million of capital leases and other debt. Upon consummation of the private offering, we will use a portion of our net proceeds to pay off the indebtedness under our credit facility.
     Our high level of indebtedness and dependence on indebtedness could have important consequences to our shareholders, including the following:
•	our ability to obtain additional financing for capital expenditures, potential acquisition opportunities or general corporate or other purposes may be impaired;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, reducing the funds available to us for other purposes;

•	it may place us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged; and

•	we may be more vulnerable to economic downturns, may be limited in our ability to respond to competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions.
     Our ability to satisfy our debt obligations will depend upon, among other things, our future operating performance and our ability to refinance indebtedness when necessary. Each of these factors is, to a large extent, dependent on economic, financial, competitive and other factors beyond our control. If, in the future, we cannot generate sufficient cash from operations to make scheduled payments on our debt obligations, we will need to refinance our existing debt, issue additional equity securities or securities convertible into equity securities, obtain additional financing or sell assets. Our business may not be able to generate cash flow or we may not be able to obtain funding sufficient to satisfy our debt service requirements.
We may not have the ability to repurchase our senior notes upon a change of control as required by the indenture governing our senior notes.
     Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all of our outstanding senior notes at 101% of the principal amount plus accrued and unpaid interest to the date of repurchase. We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase our senior notes in cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time. If we fail to repurchase any of our senior notes submitted in a change of control offer, it would constitute an event of default under the indenture, which could, in turn, constitute an event of default under our other debt instruments, even if the change of control itself would not cause a default. This could result in the acceleration of our payment obligations under all of our debt instruments and, if we are unable to meet those payment obligations, this could have an adverse material effect on our business, financial condition and results of operations.

If our goodwill or other intangible assets become impaired, we may be required to recognize charges that would reduce our income.
     Under accounting principles generally accepted in the U.S., goodwill and certain other intangible assets are not amortized but must be reviewed for possible impairment annually, or more often in certain circumstances if events indicate that the asset values are not recoverable. Such reviews could result in an earnings charge for the impairment of goodwill, which would reduce our income without any change to our underlying cash flow. We will continue to monitor financial performance indicators across our various operating segments, particularly in our recreation/transportation and retail operating segments, which had combined goodwill balances of $4.0 million at December 31, 2005.
Complying with Section 404 of the Sarbanes-Oxley Act of 2002 may strain our resources and divert management.
     We will be required under Section 404 of the Sarbanes-Oxley Act of 2002 to furnish a report by our management on the design and operating effectiveness of our internal controls over financial reporting with our annual report on Form 10-K for our fiscal year ending December 31, 2007. Since this is the first time that we have had to furnish such a report, we expect to incur material costs and to spend significant management time to comply with Section 404. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial staff with appropriate experience and technical accounting knowledge, and we may not be able to do so in a timely fashion.